Exhibit 99.1

FOR IMMEDIATE RELEASE:	May 24, 2011

Oregon Governor Signs Utilities Tax Legislation

PORTLAND, Ore.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN) today reported that Oregon Governor John Kitzhaber has signed Senate Bill 967 into law, effective immediately.

On March 29, 2011, Senate Bill 967 was introduced in the Oregon Senate to repeal the existing law governing the annual regulatory adjustment for income taxes paid by certain utilities. The bill passed the Senate on April 20, 2011, and was passed by the Oregon House of Representatives on May 9, 2011.

In 2005, Oregon Senate Bill 408 was signed into law effective Jan. 1, 2006. SB 408 required certain regulated gas and electric utilities to annually review the amount of income taxes collected in utility rates and compare it to amounts of income taxes paid. Under this law, if companies pay less in income taxes than are collected from Oregon utility customers, they are required to refund those amounts to customers. If companies pay more in income taxes than are collected from Oregon utility customers, the utilities are required to collect a surcharge from customers.

NW Natural’s income taxes have resulted in a surcharge every year since SB 408 became law. For the 2008 and 2009 tax years, the OPUC approved the company’s recovering $0.2 million and $5.1 million, respectively, from customers in the form of a surcharge.

The 2008 amount, plus accrued interest, was collected over a one-year period beginning June 1, 2010. It was also agreed that the 2009 surcharge and interest would be collected over a one-year period beginning June 1, 2011. The new law will require utilities, including NW Natural, to reverse amounts accrued for the 2010 and 2011 tax years.

For the three months ended March 31, 2011, NW Natural estimated a surcharge of $2.7 million, but did not recognize it for accounting purposes due to the significant uncertainty surrounding our ability to collect this amount in future rates.

As a result of SB 967 being enacted into law, NW Natural will be denied recovery of the indicated surcharge for the 2010 tax year. NW Natural is required to record a one-time pre-tax charge to earnings in the second quarter of 2011 of approximately $7.4 million ($4.4 million or 17 cents per share after tax) related to amounts earned in 2010. As a result of this one-time charge, reported earnings are expected to fall below the company’s previously stated earnings guidance of $2.45 to $2.65 per share, to $2.28 to $2.48 per share. If this charge had not occurred, the company’s original guidance range of $2.45 to $2.65 per share would remain unchanged.

The company’s 2011 earnings guidance assumes a continued slow economic recovery and customer growth, normal weather conditions, ongoing benefits from improvements to our cost structure, Gill Ranch operational losses due to first year operations, and no further significant changes in prevailing legislative and regulatory policies. The company’s outlook does not include forecasts of future gains or losses that may occur from the company’s gas cost sharing mechanism in Oregon since the company cannot predict future gas cost increases or decreases with reasonable certainty.

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company’s earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Forward-looking Statements

This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, estimates, customer savings, rate recovery, customer refunds or surcharges, financial positions, accounting treatment and financial impact, revenues and earnings, dividends, performance, legislative actions and impact, regulatory actions or approvals, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A “Risk Factors”, and Part II, Item 7 and Item 7A “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, and Part II, Item 1A, “Risk Factors”, in the company’s quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural

NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 676,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.6 billion in total assets. The company operates and owns 16 Bcf of underground storage capacity in Mist, Ore., and also operates the designed 20 Bcf Gill Ranch underground storage facility in California, in which it owns a 75 percent undivided interest. Together, NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

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Investor Contact:

Bob Hess

Phone: 503-220-2388

Email: rsh@nwnatural.com

Or

Media Contact:

Kim Heiting

Phone: 503-220-2366

Email: kah@nwnatural.com

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